Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
1735 Market Street
Philadelphia, Pa. 19103-7583

For further information contact:	For release: 5:00 p.m. April 29, 2009
Thomas Golembeski (media) 215-977-6298
Neal Murphy (investors) 215-977-6322

No. 12

SUNOCO LOGISTICS PARTNERS L.P. REPORTS RECORD QUARTERLY RESULTS FOR THE FIRST QUARTER 2009 AND DECLARES DISTRIBUTION

PHILADELPHIA, April 29, 2009 – Sunoco Logistics Partners L.P. (NYSE: SXL) (the “Partnership”) today announced record net income for the first quarter ended March 31, 2009 of $80.9 million compared with $37.5 million for the first quarter ended March 31, 2008. Operating income increased by $45.2 million or 100 percent from the prior year’s first quarter driven largely by significantly higher lease acquisition results, increased crude oil pipeline and storage revenues and results from the November 2008 acquisition of the MagTex refined products pipeline and terminal system. Distributable cash flow for the quarter was a record $89.8 million, a 78 percent increase from the first quarter of 2008. Distributable cash flow per limited partner unit was $1.89 compared to $1.19 for the prior year first quarter. Net income per limited partner unit increased to $2.36 from $1.04 for the first quarter of 2008.

Sunoco Partners LLC, the general partner of the Partnership, declared a cash distribution for the first quarter of 2009 of $1.015 per common partnership unit ($4.06 annualized) payable May 15, 2009 to unitholders of record on May 11, 2009. This distribution increase is a 2.5 percent increase versus last quarter and a 13.4 percent increase over the first quarter of 2008. It is the twenty-third distribution increase in the past twenty-four quarters.

“We are pleased to announce record quarterly earnings across each of our three business segments,” said Deborah M. Fretz, President and Chief Executive Officer. “We took advantage of the strong contango crude oil market in both our Crude Oil Pipeline System, which includes Lease Acquisition, as well as in the Nederland terminal. The recent acquisition of the Texas MagTex refined products system and organic growth projects including additional tankage at the Nederland terminal, have also substantially contributed to our strong quarterly results. Despite the general weakness in the refining environment, our geographic and business diversification continue to serve us well. Our ongoing Nederland capacity expansion, the expected 2009 completion of a pipeline from Nederland to Port Arthur, Texas, and the recent commencement of extensions to the MagTex pipeline system will serve as catalysts for future earnings growth. We recently accessed the financial markets with both debt and equity financing to enhance our liquidity and balance sheet strength and we are positioned to further expand our business platform as opportunities arise.”

Segmented First Quarter Results

On January 1, 2009 the Partnership re-aligned its reporting segments. Prior to this date, the reporting segments were designated by geographic region. The Partnership has determined it more meaningful to functionally align its reporting segments. As such, the updated reporting segments as of January 1, 2009 are Refined Products Pipeline System, Terminal Facilities, and Crude Oil Pipeline System. The primary difference in the new reporting is the consolidation of an eastern area crude oil pipeline with the western area crude oil pipelines. For comparative purposes all prior year amounts have been recast to reflect the new segment reporting and do not impact consolidated net income.

Refined Products Pipeline System

Operating income for the Refined Products Pipeline System increased $3.9 million to $10.6 million for the first quarter ended March 31, 2009 compared to the prior year’s quarter. Sales and other operating revenue increased by $7.1 million to $31.4 million due primarily to results from the Partnership’s acquisition of the MagTex refined products pipeline and terminals system in November 2008. Other income increased $1.0 million due primarily to an increase in equity income associated with the Partnership’s joint venture interests. Operating expenses and depreciation and amortization expense increased primarily due to the MagTex acquisition.

Terminal Facilities

Operating income for the Terminal Facilities segment increased $10.0 million to $21.2 million for the first quarter ended March 31, 2009 compared to the prior year’s quarter. Total revenues for the first quarter of 2009 increased $6.9 million to $46.3 million due primarily to increased throughput and fees at the Nederland crude oil terminal facility, additional tankage placed into service during 2008 and 2009 at the Nederland facility and results from the MagTex acquisition. These increases were partially offset by lower volumes at the Partnership’s refinery terminals. Cost of products sold and operating expenses increased $1.4 million for the first quarter of 2009 to $15.1 million due primarily to increased costs associated with the MagTex acquisition partially offset by reduced utilities expense. Depreciation and amortization expense increased $0.8 million to $4.7 million for the first quarter of 2009 due to the MagTex acquisition and increased tankage at the Nederland facility. During 2008, a $5.7 million non cash impairment charge was recognized related to the Partnership’s decision to discontinue efforts to expand LPG storage capacity at its Inkster, Michigan facility.

Crude Oil Pipeline System

Operating income for the Crude Oil Pipeline System increased $31.3 million to a record $58.6 million for the first quarter of 2009 compared to the prior year’s quarter due to significantly higher lease acquisition results and optimization of crude oil storage capabilities as the crude oil market shifted to contango. Higher pipeline fees also contributed to the improved operating performance. Other income decreased $1.1 million compared to the prior year’s quarter due primarily to reduced equity income from the Partnership’s joint venture interests.

Lower crude oil prices were a key driver of the decrease in total revenue and cost of products sold and operating expenses from the prior year’s quarter. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma decreased to $43.21 per barrel for the first quarter of 2009 from $97.96 per barrel for the first quarter of 2008.

Other Analysis

Financing Update

Net interest expense increased by $1.8 million for the three months ended March 31, 2009, compared to the prior year’s quarter. This increase was primarily due to higher borrowings associated with the $185.4 million MagTex acquisition, organic growth projects, and increased contango inventory positions.

On February 6, 2009 the Partnership issued $175 million of 5 year Senior Notes maturing on February 15, 2014 at an 8.75 percent interest rate.

On March 13, 2009 the Partnership entered into a new $62.5 million revolving credit facility which matures in September 2011.

At March 31, 2009, the Partnership had total debt outstanding of $887.0 million, which consisted of $599.3 million of Senior Notes and $287.7 million of borrowings under its $400 million revolving credit facility, as compared to $747.6 million at December 31, 2008. The Partnership had available borrowing capacity of $269.8 million under its credit facilities as of March 31, 2009 and a Debt to EBITDA ratio of 2.7x for the twelve months ended March 31, 2009.

On April 17, 2009 the Partnership completed a public offering of 2.2 million common units. In connection with this offering, the underwriters were granted an option to purchase up to 0.3 million additional common units. Net proceeds before underwriting expenses of approximately $107.4 million were used to reduce outstanding borrowings under the Partnership’s $400 million revolving credit facility.

Capital Expenditures

Maintenance capital expenditures for the three months ended March 31, 2009 were $2.7 million. The Partnership continues to expect maintenance capital spending for 2009 of approximately $30.0 million.

Expansion capital expenditures for the three months ended March 31, 2009 were $31.6 million compared to $19.8 million for the first three months of 2008. Expansion capital for 2009 includes construction in progress in connection with the Partnership’s agreement with Motiva Enterprises LLC which consists of three crude oil storage tanks at its Nederland Terminal with a combined capacity of 1.8 million shell barrels and a crude oil pipeline from Nederland to Motiva’s Port Arthur, Texas refinery. Expansion capital also includes construction of two additional crude oil storage tanks at Nederland, which are expected to be placed into service during the second half of 2009. These two crude oil storage tanks will have a total capacity of approximately 1.2 million shell barrels.

Non-GAAP Financial Measures

Management of the Partnership believes EBITDA and distributable cash flow information enhances an investor’s understanding of a business’ ability to generate cash for payment of distributions and other purposes. EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses. Reconciliations of these measures to the comparable GAAP measure are provided in the table accompanying this release.

Sunoco Logistics Partners L.P.

Financial Highlights

(in thousands, except units and per unit amounts)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Income Statement
Sales and other operating revenue	$1,038,033	$2,394,389
Other income	4,765	4,826

Total Revenue	1,042,798	2,399,215

Cost of products sold and operating expenses	923,694	2,323,250
Depreciation and amortization	11,580	9,659
Selling, general and administrative expenses	17,074	15,431
Impairment charge	—	5,674

Total costs and expenses	952,348	2,354,014

Operating income	90,450	45,201
Interest cost and debt expense, net	10,994	8,470
Capitalized interest	(1,450)	(772)

Net Income	$80,906	$37,503

Calculation of Limited Partners’ interest:
Net Income	$80,906	$37,503
Less: General Partner’s interest (1)	(12,529)	(7,542)

Limited Partners’ interest in Net Income	$68,377	$29,961

Net Income per Limited Partner unit (1)
Basic	$2.38	$1.05

Diluted	$2.36	$1.04

Weighted average Limited Partners’ units outstanding:
Basic	28,728,433	28,627,656

Diluted	28,926,034	28,806,029

Capital Expenditure Data:
Maintenance capital expenditures	$2,650	$3,322
Expansion capital expenditures	31,551	19,809

Total	$34,201	$23,131

	March 31, 2009	December 31, 2008
Balance Sheet Data (at period end):
Cash and cash equivalents	$2,000	$2,000
Total Debt	887,024	747,631
Total Partners’ Capital	713,803	669,900

(1)	Effective January 1, 2009, the Partnership adopted the requirements of EITF 07-04, “Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships.” EITF 07-04 requires undistributed earnings to be allocated to the limited partner and general partner interests in accordance with the Partnership agreement. Prior period amounts have been restated for comparative purposes. This change resulted in an increase in net income per diluted LP unit of $0.07 and $0.65 for the three months ended March 31, 2008 and 2009 respectively.

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(in thousands, unaudited)

	Three Months Ended March 31,
	2009	2008
Refined Products Pipeline System:
Sales and other operating revenue	$31,400	$24,285
Other income	2,317	1,279

Total Revenue	33,717	25,564

Operating expenses	13,973	11,624
Depreciation and amortization	3,210	2,192
Selling, general and administrative expenses	5,942	5,070

Operating Income	$10,592	$6,678

Terminal Facilities:
Total Revenue	$46,288	$39,384

Cost of products sold and operating expenses	15,111	13,688
Depreciation and amortization	4,725	3,937
Selling, general and administrative expenses	5,208	4,875
Impairment Charge	—	5,674

Operating Income	$21,244	$11,210

Crude Oil Pipeline System:
Sales and other operating revenue	$960,346	$2,330,720
Other income	2,447	3,547

Total Revenue	962,793	2,334,267

Cost of products sold and operating expenses	894,610	2,297,938
Depreciation and amortization	3,645	3,530
Selling, general and administrative expenses	5,924	5,486

Operating Income	$58,614	$27,313

Sunoco Logistics Partners L.P.

Operating Highlights

(unaudited)

	Three Months Ended March 31,
	2009	2008
Refined Products Pipeline System: (1)(2)(3)
Total shipments (barrel miles per day) (4)	60,034,244	45,482,329
Revenue per barrel mile (cents)	0.581	0.587

Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals (3)	460,031	418,615
Nederland terminal	652,669	569,769
Refinery terminals (5)	582,762	675,196

Crude Oil Pipeline System: (1)(2)
Crude oil pipeline throughput (bpd)	664,146	675,492
Crude oil purchases at wellhead (bpd)	191,162	171,458
Gross margin per barrel of pipeline throughput (cents) (6)	103.9	48.5

(1)	Excludes amounts attributable to equity ownership interests in corporate joint ventures.
(2)	Effective January 1, 2009, the Partnership realigned its operating segments as discussed above. Prior period amounts have been recast to reflect the current operating segments.
(3)	Includes results from the Partnership’s purchase of the MagTex refined products pipeline and terminal system from the acquisition date.
(4)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.
(5)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.
(6)	Represents total segment sales minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

Sunoco Logistics Partners L.P.

Non-GAAP Financial Measures

(in thousands, unaudited)

Distributable Cash Flow (“DCF”)	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
Net Income	$80,906	$37,503
Add: Interest cost and debt expense, net	9,544	7,698
Add: Depreciation and amortization	11,580	9,659
Add: Impairment charge	—	5,674

EBITDA	$102,030	$60,534
Less: Interest expense	9,544	7,698
Less: Maintenance capital	2,650	3,322
Add: Sunoco reimbursements	—	1,069

Distributable Cash Flow (“DCF”)	89,836	50,583
General Partner Interest in DCF (1)	35,100	16,194

Limited Partner interest in DCF	54,736	34,388

Weighted Average Diluted Limited Partner units	28,926,034	28,806,029

DCF per Limited Partners Unit	$1.89	$1.19

(1)	The Limited Partner and General Partner interest has been calculated assuming all distributable cash flow for the period is being distributed.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”)	Trailing Twelve Months Ended March 31, 2009
Net Income	$257,883
Add: Interest cost and debt expense, net	37,491
Less: Capitalized interest	(4,533)
Add: Depreciation and amortization	41,975

EBITDA	$332,816

Total Debt as of March 31, 2009	$887,024

Total Debt to EBITDA Ratio	2.7

An investor call with management regarding our first-quarter results is scheduled for Thursday morning, April 30 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 95392329”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID #95392329.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership formed to acquire, own and operate refined product and crude oil pipelines and terminal facilities. The Refined Products Pipeline System consists of approximately 2,200 miles of refined product pipelines located in the Northeastern and Midwestern United States, the recently acquired MagTex Pipeline System, and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of approximately 9.7 million shell barrels of refined products terminal capacity and approximately 21.2 million shell barrels of crude oil terminal capacity (including approximately 17.8 million shell barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Crude Oil Pipeline System consists of approximately 3,800 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in Mid-Valley Pipeline Company, a 43.8 percent interest in the West Texas Gulf Pipe Line Company and a 37.0 percent interest in the Mesa Pipe Line System.

Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-K filed with the Securities and Exchange Commission on February 24, 2009. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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